EXHIBIT 99.1

Hub Group, Inc. Reports Third Quarter 2020 Results

Highlights:

  Wins with strategic customers and an improving freight environment produced 9% Intermodal volume growth and 10% Truck Brokerage revenue growth in the quarter
  Revenue growth, profit improvement initiatives and strong cost controls resulted in third quarter net income of $25 million or $0.74 of diluted earnings per share
  Generated EBITDA (non-GAAP)(1) of $64 million in the quarter, with solid liquidity at quarter end including $185 million in cash and cash equivalents
  Continuing to invest in containers and tractors to support growth in the business
  Received the prestigious 2020 Humanitarian Logistics Award from the American Logistics Aid Network for our support of COVID-19 relief efforts

OAK BROOK, Ill., Oct. 29, 2020 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced third quarter 2020 net income of $24.8 million, or diluted earnings per share of $0.74.  Net income for third quarter 2019 was $26.1 million, or $0.78 per diluted share, and included $6.3 million ($0.19 per diluted share) of costs related to legal settlements and consulting.

“Our strategy to grow with our highly valued customers, coupled with strong freight market conditions, led to a 9% increase in intermodal volume and a 1% increase in overall revenue for the quarter. During the quarter we continued to exhibit strong cost control and generated EBITDA (non-GAAP)1 of $64 million. We have reached our 2020 goal of $40 million of annualized savings from our profit improvement initiatives and we continue to identify additional efficiency opportunities. Our team maintained its focus on providing a world-class customer experience while protecting the health and safety of our workforce. Our recent and planned purchases of containers and tractors support our long-term strategy to reinvest in the business and deliver innovative supply chain solutions to our customers. Finally, we are proud to have received the 2020 Humanitarian Logistics Award from the American Logistics Aid Network for our support of COVID-19 relief efforts,” said Dave Yeager, Hub Group’s Chairman and Chief Executive Officer.

Q3 2020 Results

Revenue for the third quarter of 2020 increased by 1% to $925 million compared with $913 million for the third quarter 2019. Operating income for the quarter was $34 million versus $37 million for the third quarter 2019.

Third quarter intermodal revenue increased 4% to $560 million due primarily to a 9% increase in volume, partially offset by lower customer pricing. Intermodal gross margin decreased compared to the prior year primarily due to lower prices, increased purchased transportation costs and higher equipment repositioning costs, partially offset by volume growth and the benefits from operational improvements in our trucking operation. 2019 intermodal gross margin included a $3 million charge for the settlement of a 2016 auto liability claim.

Third quarter logistics revenue declined 7% to $176 million as new customer wins and continued growth of CaseStack retail supplier solutions was more than offset by the impact of customers lost earlier this year. Gross margin declined due to lower revenue and higher purchased transportation costs, partially offset by our continuous improvement initiatives and growth with new customers.

Truck brokerage revenue grew 10% in the quarter to $120 million despite a 10% decline in volume. Contractual revenue represented 64% of total brokerage revenue in the third quarter of 2020 as compared to 80% in 2019. Truck brokerage gross margin declined as higher margin spot freight was more than offset by the impact of higher purchased transportation costs on our contractual freight, as well as less project and less-than-truckload business in third quarter 2020.

Dedicated revenue decreased 8% to $69 million compared to the prior year due to the impact of business we exited, partially offset by growth with new accounts. Dedicated gross margin decreased primarily due to the decline in revenue, and higher insurance and repair costs.

Costs and expenses decreased to $74 million in the third quarter of 2020 compared to $98 million in the prior year due primarily to a decline in Salaries and Benefits expense, $4.8 million of legal settlement expense in the prior year’s third quarter, and lower professional fees which included $0.7 million of consulting costs in 2019.

Capital expenditures for the third quarter of 2020 totaled $6 million, primarily for containers and technology investments. At September 30, 2020, we had cash and cash equivalents of $185 million.

2020 Capital Expenditure Outlook

We expect capital expenditures for the rest of fiscal year 2020 to range from $70 million to $75 million, and primarily consist of investments to support growth in the business, including containers and tractors, as well as investments in technology.   For 2020 we expect to add approximately 3,300 containers and take delivery of over 300 tractors to refresh our fleet, which is expected to result in lower operating costs and improved utilization.

Non-GAAP Financial Measure

In this press release, we present EBITDA, a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. As required by the rules of the Securities and Exchange Commission (“SEC”), we have provided herein a reconciliation of the non-GAAP financial measure contained in this press release to the most directly comparable measure under GAAP. Management believes that EBITDA provides relevant and useful information, which is used by our management as well as by many analysts, investors and competitors in our industry. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. EBITDA should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and is not necessarily comparable to non-GAAP measures that may be presented by other companies.

CONFERENCE CALL

We will hold a conference call at 5:00 p.m. Eastern Time on October 29, 2020 to discuss our third quarter 2020 results.

Hosting the conference call will be Dave Yeager, Chief Executive Officer. Also participating on the call will be Phil Yeager, President and Chief Operating Officer, and Geoff DeMartino, Executive Vice President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com. The webcast is listen-only. Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UoFySzAUurCzrH.

Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference. You may register at any time, including up to and after the call start time. On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration. The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. Forward-looking statements are inherently uncertain and subject to risks, uncertainties and other factors that might cause the actual performance of Hub Group, Inc. to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution. All forward-looking statements and information are provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally may be identified by the use of forward-looking terminology such as “trends”, “assumptions”, “target”, “guidance”, “outlook”, “opportunity”, “future”, “plans”, “goals”, “objectives”, “expects”, “anticipate”, “expected”, “may”, “will”, “would”, “could”, “intend”, “believe”, “potential”, “projected”, “estimate” (or the negative or derivative of each of these terms), or similar words, and include our statements regarding our profit improvement initiatives and capital expenditures. These forward-looking statements are based on management's experience and perception of trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Factors that could cause actual results to differ materially include general or regional economic conditions and health concerns; the effect of the COVID-19 pandemic, including on our business operations, as well as its impact on general economic and financial market conditions and on our customers, counterparties, employees and third-party service providers; our ability to sustain or the effects of plans intended to improve operational execution and performance; changes in or implementation of additional governmental or regulatory rules and interpretations affecting tax, wage and hour matters, health and safety, insurance or other undeterminable areas; intermodal costs and prices, the integration of any acquisitions and expenses relating thereto; the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Logistics business lines; driver shortages; the amount and timing of strategic investments or divestitures by Hub; the failure to implement and integrate critical information technology systems; cyber security incidents, retail and other customers encountering adverse economic conditions and other factors described from time to time in Hub Group's SEC reports, press releases and other communications. Hub Group assumes no liability to update any such forward-looking statements.

SOURCE:   Hub Group, Inc.

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2020		2019
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$924,812	100.0%	$913,275	100.0%

Transportation costs	816,777	88.3%	778,057	85.2%
Gross margin	108,035	11.7%	135,218	14.8%

Costs and expenses:
Salaries and benefits	45,576	4.9%	59,765	6.5%
General and administrative	20,845	2.3%	30,906	3.4%
Depreciation and amortization	7,697	0.8%	7,301	0.8%
Total costs and expenses	74,118	8.0%	97,972	10.7%

Operating income	33,917	3.7%	37,246	4.1%

Other income (expense):
Interest expense	(2,237)	-0.3%	(2,780)	-0.3%
Other, net	(122)	-0.0%	669	0.1%
Total other expense	(2,359)	-0.3%	(2,111)	-0.2%

Income before provision for income taxes	31,558	3.4%	35,135	3.9%

Provision for income taxes	6,777	0.7%	9,030	1.0%

Net income	$24,781		$26,105

Earnings per share
Basic	$0.75		$0.79
Diluted	$0.74		$0.78

Basic weighted average number of shares outstanding	33,177		33,034
Diluted weighted average number of shares outstanding	33,597		33,265

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2020		2019
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$2,542,914	100.0%	$2,767,436	100.0%

Transportation costs	2,223,036	87.4%	2,372,226	85.7%
Gross margin	319,878	12.6%	395,210	14.3%

Costs and expenses:
Salaries and benefits	146,128	5.7%	182,652	6.6%
General and administrative	76,151	3.0%	77,852	2.8%
Depreciation and amortization	22,945	0.9%	21,150	0.8%
Total costs and expenses	245,224	9.6%	281,654	10.2%

Operating income	74,654	3.0%	113,556	4.1%

Other income (expense):
Interest expense	(7,698)	-0.3%	(8,526)	-0.3%
Other, net	106	0.0%	1,567	0.1%
Total other expense	(7,592)	-0.3%	(6,959)	-0.2%

Income before provision for income taxes	67,062	2.7%	106,597	3.9%

Provision for income taxes	15,891	0.6%	27,381	1.0%

Net income	$51,171		$79,216

Earnings per share
Basic	$1.54		$2.37
Diluted	$1.53		$2.36

Basic weighted average number of shares outstanding	33,169		33,385
Diluted weighted average number of shares outstanding	33,513		33,522

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2020	2019

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$185,336	$168,729
Accounts receivable trade	559,312	450,451
Allowance for uncollectible trade accounts	(8,574)	(6,912)
Accounts receivable other	1,937	3,237
Prepaid taxes	1,780	630
Prepaid expenses and other current assets	13,661	24,086
TOTAL CURRENT ASSETS	753,452	640,221

Restricted investments	21,516	22,601
Property and equipment, net	638,940	663,165
Right-of-use assets - operating leases	34,400	35,548
Right-of-use assets - financing leases	4,145	5,865
Other intangibles, net	110,890	120,967
Goodwill, net	484,295	484,459
Other assets	17,332	18,748
TOTAL ASSETS	$2,064,970	$1,991,574

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$307,361	$257,247
Accounts payable other	23,008	11,585
Accrued payroll	25,533	45,540
Accrued other	88,344	86,686
Lease liability - operating leases	8,956	8,567
Lease liability - financing leases	2,562	3,048
Current portion of long term debt	86,964	94,691
TOTAL CURRENT LIABILITIES	542,728	507,364

Long term debt	149,004	186,934
Non-current liabilities	49,242	36,355
Lease liability - operating leases	27,191	28,518
Lease liability - financing leases	12	1,820
Deferred taxes	161,782	155,304

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2020 and 2019	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2020 and 2019; 33,494,661 shares
outstanding in 2020 and 33,353,904 shares outstanding in 2019	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2020 and 2019	7	7
Additional paid-in capital	183,140	179,637
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,230,772	1,179,601
Accumulated other comprehensive loss	(260)	(186)
Treasury stock; at cost, 7,730,131 shares in 2020
and 7,870,888 shares in 2019	(263,602)	(268,734)
TOTAL STOCKHOLDERS' EQUITY	1,135,011	1,075,279
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,064,970	$1,991,574

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2020	2019

Cash flows from operating activities:
Net income	$51,171	$79,216
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	91,798	86,719
Deferred taxes	7,436	7,145
Compensation expense related to share-based compensation plans	12,676	12,434
Loss (gain) on sale of assets	94	(1,313)
Donated equipment	5,626	-
Changes in operating assets and liabilities:
Restricted investments	1,085	(2,192)
Accounts receivable, net	(105,918)	41,000
Prepaid taxes	(1,154)	(4,622)
Prepaid expenses and other current assets	10,379	1,299
Other assets	(429)	(3,365)
Accounts payable	61,549	(89,800)
Accrued expenses	(17,834)	2,408
Non-current liabilities	6,209	(225)
Net cash provided by operating activities	122,688	128,704

Cash flows from investing activities:
Proceeds from sale of equipment	1,298	9,072
Purchases of property and equipment	(55,352)	(55,616)
Proceeds from the disposition of discontinued operations	-	19,439
Acquisition, net of cash acquired	-	(734)
Net cash used in investing activities	(54,054)	(27,839)

Cash flows from financing activities:
Repayments of long term debt	(174,419)	(79,147)
Stock withheld for payments of withholding taxes	(4,041)	(2,875)
Finance lease payments	(2,278)	(2,206)
Purchase of treasury stock	-	(24,998)
Proceeds from issuance of debt	128,762	36,557
Net cash used in financing activities	(51,976)	(72,669)

Effect of exchange rate changes on cash and cash equivalents	(51)	(3)

Net increase in cash and cash equivalents	16,607	28,193
Cash and cash equivalents beginning of period	168,729	61,435
Cash and cash equivalents end of period	$185,336	$89,628

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2020	2019	2020	2019

Intermodal	$559,759	$539,484	$1,515,759	$1,618,407

Logistics	175,892	189,470	522,890	586,196

Truck brokerage	119,994	109,543	304,686	334,211

Dedicated	69,167	74,778	199,579	228,622
	-	-	-	-
Total Revenue	$924,812	$913,275	$2,542,914	$2,767,436

RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Three Months
	Ended September 30,
			Change	Change
	2020	2019	$	%

Net income	$24,781	$26,105	$(1,324)	-5.1%

Interest expense	2,237	2,780	(543)	-19.5%

Depreciation and amortization	30,039	29,690	349	1.2%

Provision for income taxes	6,777	9,030	(2,253)	-25.0%

EBITDA	$63,834	$67,605	$(3,771)	-5.6%

RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Nine Months
	Ended September 30,
			Change	Change
	2020	2019	$	%

Net income	$51,171	$79,216	$(28,045)	-35.4%

Interest expense	7,698	8,526	(828)	-9.7%

Depreciation and amortization	91,798	86,719	5,079	5.9%

Provision for income taxes	15,891	27,381	(11,490)	-42.0%

EBITDA	$166,558	$201,842	$(35,284)	-17.5%

See the “Non-GAAP Financial Measure” section of this release for the definition of EBITDA and a discussion of this non-GAAP financial measure.

1 For all non-GAAP measures presented, please see “Non-GAAP Financial Measure” and the reconciliations included in this press release.

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745